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Exhibit (a)(1)(A)

PUT RIGHT NOTICE
TO HOLDERS OF
3.50% SENIOR CONVERTIBLE NOTES DUE 2027
ISSUED BY
SM ENERGY COMPANY
CUSIP Numbers: 792228AE8 AND 792228AD0

        Reference is made to the Indenture dated as of April 4, 2007 (the "Indenture") between SM Energy Company (formerly known as St. Mary Land & Exploration Company), a Delaware corporation (the "Company"), and Wells Fargo Bank, N.A., as Trustee (the "Trustee"). Notice is hereby given pursuant to Section 3.12 of the Indenture that, at the option of each holder ("Holder") of the Company's 3.50% Senior Convertible Notes due 2027 (the "Notes"), the Company will repurchase such Holder's Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the date of repurchase (the "Repurchase Price"), subject to the terms and conditions of the Indenture, the Notes and this Put Right Notice and related notice materials, as amended and supplemented from time to time (the "Put Right"). To exercise its Put Right, each Holder must deliver a Put Right Purchase Notice (and as further described in this Put Right Notice) at any time between 9:00 a.m., New York City time, on Monday, March 5, 2012 through 5:00 p.m., New York City time, on Friday, March 30, 2012 (the "Expiration Date"), the business day immediately preceding April 1, 2012, which is the date specified in the indenture for repurchase (the "Repurchase Date"). Because April 1, 2012 is not a business day, the repurchase of any Notes will occur on April 2, 2012. Pursuant to the terms of the Notes, the interest payment date for the Notes is April 2, 2012, which is the next business day following the regular interest payment date of April 1, 2012. Accordingly, on April 2, 2012, the Company will pay accrued and unpaid interest on all of the Notes through March 31, 2012, to all Holders who were Holders of record on March 15, 2012, regardless of whether the Put Right is exercised with respect to such Notes. Unless the Company fails to make the payment of the Repurchase Price for Notes for which a Put Right Purchase Notice has been submitted and not properly withdrawn, such Notes shall no longer be outstanding and interest on such Notes will cease to accrue on and after the Repurchase Date. Notes as to which a Put Right Purchase Notice has been given may be converted only if the Put Right Purchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

        To exercise your option to have the Company purchase your Notes and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company ("DTC") prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, which is the business day immediately prior to the Repurchase Date, by complying with the withdrawal procedures of DTC. The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC's Automated Tender Offer Program will constitute delivery of a Put Right Purchase Notice that satisfies such Holder's notice requirements for its exercise of its Put Right.

        The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Trustee, Paying Agent and Conversion Agent is

Well Fargo Bank, N.A.,

and for purposes of this Put Right Notice, the address is:

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, N.A.
12th Floor-Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):
(612) 667-6282

For Information or Confirmation by
Telephone:
(800) 344-5128

Additional copies of this Put Right Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: March 5, 2012

        No person has been authorized to give any information or to make any representation other than those contained in this Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Notice is accurate as of any date other than the date on the front of this Put Right Notice. The Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Put Right Notice shall not under any circumstances create any implication that the information contained in this Put Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Holder as to whether or not to exercise the Put Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

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 SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Put Right. To understand the Put Right fully and for a more complete description of the terms of the Put Right, we urge you to read carefully the remainder of this Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

  Who is offering to purchase my Notes?

        SM Energy Company (formerly known as St. Mary Land & Exploration Company), a Delaware corporation, is obligated, at your option, to purchase your 3.50% Senior Convertible Notes due 2027 with respect to which you validly exercise the Put Right. (Page 6)

  Why is the Company offering to purchase my Notes?

        The right of each Holder of the Notes to sell and the obligation of the Company to purchase such Holder's Notes pursuant to the Put Right at the time described in this Put Right Notice is a term of the Notes and has been a right of the Holders from the time the Notes were issued on April 4, 2007. We are required to repurchase the Notes of any Holder that exercises its Put Right pursuant to the terms of the Notes and the Indenture. (Pages 6-7)

  Which of the Notes is the Company obligated to purchase?

        We are obligated to purchase all of the Notes surrendered by any Holder (and not withdrawn) through the facilities of, and in accordance with the procedures of, the Depository Trust Company ("DTC"), prior to 5:00 p.m., New York City time, on March 30, 2012. As of March 5, 2012, $287,500,000 in aggregate principal amount of the Notes was outstanding. The Notes were issued under the Indenture dated as of April 4, 2007 (the "Indenture") between the Company and Well Fargo Bank, N.A., as trustee (the "Trustee" or "Paying Agent"). The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC's Automated Tender Offer Program will constitute delivery of a Put Right Purchase Notice that satisfies such Holder's notice requirements for its exercise of its Put Right (Pages 6-7).

  How much will the Company pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date (as defined below) (the "Repurchase Price"), with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 7)

  How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

        None. Pursuant to the terms of the Notes, the next interest payment date for the Notes is April 2, 2012, which is the first business day following the regular interest payment date of April 1, 2012. Accordingly, on April 2, 2012, the Company will pay accrued and unpaid interest on all of the Notes through March 31, 2012, to all Holders who were Holders of record on March 15, 2012, regardless of whether the Put Right is exercised with respect to such Notes. As a result, on April 2, 2012, the business day immediately following April 1, 2012, which is the date specified in the indenture for repurchase (the "Repurchase Date"), there will be no accrued and unpaid interest on the Notes. (Page 7)

  Can the Company redeem the Notes?

        Yes. On or after April 6, 2012, the Company may at its option, on at least 30 days' and not more than 60 days' prior notice, redeem all or part of the Notes for cash at a price (the "Redemption Price") equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, and contingent interest, if any, to, but not including, the date fixed by the Company for redemption of such Notes (the "Redemption Date"). You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is two Business Days prior to the Redemption Date. Pursuant to the SEC's tender offer rules, the Company may be constrained from exercising its redemption right until after the completion of the Put Right tender offer described herein. As of March 5, 2012, the Company has not issued a notice of redemption to Holders regarding its election to redeem the Notes. (Page 11)

  What are my rights to convert my Notes?

        Your Notes will be convertible, in certain circumstances, into shares of the Company's Common Stock, par value $0.01 per share, or, at the Company's election, into cash or a combination of cash and shares. Any conversion into shares of the Company's Common Stock will be based on an initial conversion rate of 18.3757 shares of the Company's Common Stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $54.42 per share), subject to adjustment. The Notes are generally convertible under the following circumstances: (i) during any calendar quarter, if the closing price of the Common Stock exceeds specified thresholds for certain periods during the prior calendar quarter, (ii) if the trading price of the Notes falls below specified thresholds for certain periods, (iii) if the Notes are called for redemption, (iv) if specified distributions to holders of the Common Stock are made or specified corporate transactions occur, (v) if a fundamental change, as defined in the Indenture, occurs, or (vi) during the ten Trading Days prior to, but excluding, the maturity date. During the quarter ended December 31, 2011, the closing price per share of the Company's Common Stock exceeded the conversion threshold for the periods during such quarter set forth in the Indenture. As a result, the Notes are convertible during the current quarter ending March 31, 2012. You may not elect to exercise your Put Right and also elect to convert your Notes. If you have elected to exercise the Put Right, you must first withdraw such election in order to convert your Notes. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

        Generally, if you exercise the conversion right and the market price of the Common Stock is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. If you are permitted to convert your Notes and elect to do so, and the Company elects, at its discretion, to settle all or any portion of its payment obligation with cash in lieu of Common Stock, the amount of cash payable will be equal to product of (a) the percentage of each share of Common Stock to be paid in cash, (b) the number of shares of Common Stock otherwise issuable upon conversion, and (c) the average price per share of the Common Stock, displayed on Bloomberg page "SM.N <equity> VAP" between 9:30 a.m. to 4:00 p.m. (New York City time), for the ten consecutive Trading Days commencing on the third Trading Day following the Conversion Date (as defined below). The Common Stock of the Company into which the Notes are convertible is listed on the New York Stock Exchange ("NYSE") under the symbol "SM." On February 29, 2012, the closing price of the Common Stock on the NYSE was $78.72 per share. (Pages 7-10)

  How will the Company fund the purchase of the Notes?

        The Company intends to use available cash to fund the purchase of the Notes. (Page 7)

  How can I determine the market value of the Notes?

        There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the market price and implied volatility of the Common Stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Right. The value of the Notes upon exercise of the conversion right will be based on the current conversion rate for the Notes, as summarized above, under the caption "What are my rights to convert my Notes." (Page 10)

  What does the Company think of the Put Right?

        The Company has not made any recommendation as to whether you should exercise the Put Right. You must make your own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised. (Page 7)

  When does the Put Right expire?

        Your right to exercise the Put Right expires at 5:00 p.m., New York City time, on Friday, March 30, 2012 (the "Expiration Date"), which is the Business Day immediately preceding the Repurchase Date. We will not extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. (Page 6)

  What are the conditions to the purchase by the Company of the Notes?

        The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. Our delivery of the Repurchase Price is conditioned on the relevant Notes having been surrendered to the Paying Agent. (Page 11)

  How do I exercise the Put Right?

        The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Right with respect to your Notes held through DTC, prior to 5:00 p.m. New York City Time on the Expiration Date, in the following manner:

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  If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Right and instruct such nominee to exercise the Put Right by surrendering the Notes on your behalf through the transmittal procedures of DTC's Automated Tender Offer Program ("ATOP") before 5:00 p.m. New York City Time on the Expiration Date; or

  •
  If you are a DTC participant and hold your Notes through DTC directly, you must surrender your Notes electronically through ATOP before 5:00 p.m. New York City Time on the Expiration Date, subject to the terms and procedures of ATOP, if you desire to exercise the Put Right.

        While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Put Right and holds physical certificates evidencing such Notes must complete and sign a Put Right Purchase Notice in the form attached hereto as Annex A (a "Put Right Purchase Notice") in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed Put Right Purchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

        By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Right set forth in this Put Right Notice. (Pages 11-13)

        HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL PUT RIGHT PURCHASE NOTICE.

  If I exercise the Put Right, when will I receive payment for my Notes?

        We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the later of Monday, April 2, 2012 and the date that your Notes have been surrendered, the appropriate amount of cash required to pay the Repurchase Price for your Notes, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 14)

  Until what time may I withdraw my previous exercise of the Put Right?

        You may withdraw your exercise of the Put Right with respect to any Notes at any time until 5:00 p.m., New York City time, on the Expiration Date, which is the Business Day immediately prior to the Repurchase Date. (Pages 13-14)

  How do I withdraw my previous exercise of the Put Right?

        To withdraw your previous exercise of the Put Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on March 30, 2012. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the a Put Right Purchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a "Withdrawal Notice") in accordance with Section 3.12(g) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on March 30, 2012. (Pages 13-14)

        HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

  Do I need to do anything if I do not wish to exercise the Put Right?

        No. If you do not exercise the Put Right before the expiration of the Put Right, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. However, pursuant to the Indenture, the Company will have the right to redeem the Notes on or after April 6, 2012. While we have not yet elected to redeem the Notes or delivered a notice of redemption to Holders of the Notes, any Note with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) may be redeemed by the Company in the future. (Pages 7 and 11)

  If I choose to exercise the Put Right, do I have to exercise the Put Right with respect to all of my Notes?

        No. You may exercise the Put Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Right with respect to a portion of your Notes, you must exercise the Put Right with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. (Page 7)

  If I exercise the Put Right, will my receipt of cash for Notes with respect to which I exercised the Put Right be a taxable transaction for U.S. federal income tax purposes?

        Yes. The receipt of cash for Notes pursuant to the Put Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 16-19)

  Who is the Paying Agent?

        Wells Fargo Bank, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Right. Its address and telephone number are set forth on the front cover page of this Put Right Notice.

  Who can I talk to if I have questions about the Put Right?

        Questions and requests for assistance in connection with the exercise of the Put Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Put Right Notice.

 IMPORTANT INFORMATION CONCERNING THE PUT RIGHT

        1.    Information Concerning the Company.    The Company is obligated to purchase the Notes upon the exercise of the Put Right.

        The Company is an independent energy company engaged in the acquisition, exploration, development and production of crude oil, natural gas, and natural gas liquids in onshore North America, with a current focus on oil and liquids-rich resource plays. The Company was founded in 1908 and incorporated in Delaware in 1915. The Company's initial public offering of Common Stock was in December 1992. The Company's Common Stock trades on the New York Stock Exchange under the ticker symbol "SM."

        The Company's business strategy is focused on the early capture of resource plays in order to create and then enhance value for the Company's shareholders, while maintaining a strong balance sheet. The Company strives to leverage industry leading exploration and leasehold acquisition teams to quickly acquire and test new resource play concepts at a reasonable cost. Once the Company has captured potential value through these efforts, its goal is to develop such potential through top tier operational and project execution, and as appropriate, mitigate a portion of our risk in asset development by divesting of all or a portion of certain assets. The Company continually examines its portfolio for opportunities to improve the quality of its asset base in order to improve its returns and preserve its financial strength.

        The Company's principal executive office is located at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203 and its telephone number is (303) 861-8140.

        2.    Information Concerning the Notes.    The Notes were issued under the Indenture. The Notes mature on April 1, 2027.

        2.1    Interest.    The Notes bear interest at a rate of 3.50% per year. Interest is payable semiannually in arrears on April 1 and October 1 of each year to the Holders of record at the close of business on the preceding March 15 and September 15, respectively, except that accrued and unpaid interest, including contingent interest, if any, that is payable upon any redemption is to be paid to the person to whom principal is payable, unless the applicable Redemption Date is after a record date and prior to the related interest payment date, in which case accrued and unpaid interest, including contingent interest, to, but excluding, the Redemption Date will be paid on such interest payment date to the record Holder as of the record date. Interest will be paid at the close of business on April 1 or October 1 to Holders who were of record on the dates described above immediately preceding the relevant interest payment date. Interest on the Notes is calculated on the basis of a 360-day year composed of twelve 30-day months. Unless the Company fails to make the payment of the Repurchase Price for Notes for which a Put Right Purchase Notice has been submitted and not properly withdrawn, such Notes shall no longer be outstanding and interest on the Notes will cease to accrue on and after the Repurchase Date.

        2.2    The Company's Obligation to Purchase the Notes.    Pursuant to the terms of the Notes and the Indenture, on April 1, 2012, which is the Repurchase Date for the Put Right, the Company is obligated to purchase all Notes for which the Put Right has been timely exercised and not withdrawn by the Holders. This Put Right will expire at 5:00 p.m., New York City time, on Friday, March 30, 2012, the Expiration Date, which is the Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Right do so by 5:00 p.m., New York City time, on the Expiration Date, and we do not expect to extend the period that Holders have to exercise the Put Right unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The purchase by the Company of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered and satisfaction of the procedural requirements described in this Put Right Notice. You may only exercise the Put Right with respect to Notes in principal amounts equal to $1,000 or integral multiples thereof.

        If any Notes remain outstanding following the expiration of the Put Right, and if the Notes are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on April 1, 2017 and April 1, 2022, at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon, including any contingent interest, if any, to but not including the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders will have the option to require us to purchase all or any portion of their Notes in accordance with the terms set forth in the Indenture.

        2.3    Repurchase Price.    The repurchase price to be paid by the Company for the Notes on the Repurchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the Repurchase Date (the "Repurchase Price"). Pursuant to the terms of the Notes, the next interest payment date for the Notes is April 2, 2012, which is the next business day following the regular interest payment date of April 1, 2012. Accordingly, on April 2, 2012, which is the business day immediately following the Repurchase Date, the Company will pay accrued interest on all of the Notes through March 31, 2012 to Holders of record on March 15, 2012, regardless of whether the Put Right is exercised with respect to such Notes. As a result, on the Repurchase Date, there will be no accrued and unpaid interest on the Notes. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on March 30, 2012.

        The Repurchase Price, which will be paid in cash, is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to exercise the Put Right.

        None of the Company, its board of directors or its executive management is making any recommendation to Holders as to whether to exercise the Put Right or refrain from exercising the Put Right. Each Holder must make such Holder's own decision whether to exercise the Put Right with respect to such Holder's Notes and, if so, the principal amount of Notes for which the Put Right should be exercised.

        2.4    Source of Funds.    If the Put Right is exercised for any Notes, the Company intends to use available cash to pay the Repurchase Price for the Notes.

        2.5    Conversion Rights of the Notes.    As described in this section, your Notes are convertible, in certain circumstances, into shares of the Company's Common Stock or, at the Company's election, into cash or a combination of cash and shares. Any conversion into shares of the Company's Common Stock will be based on an initial conversion rate of 18.3757 shares of the Company's Common Stock, per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $54.42 per share), subject to adjustment. The Notes are generally convertible under the following circumstances: (i) during any calendar quarter, if the closing price of the Common Stock exceeds specified thresholds for certain periods during the prior calendar quarter, (ii) if the trading price of the Notes falls below specified thresholds for certain periods, (iii) if the Notes are called for redemption, (iv) if specified distributions to holders of the Common Stock are made or specified corporate transactions occur, (v) if a Fundamental Change, as defined in the Indenture, occurs, or (vi) during the ten Trading Days prior to, but excluding, the maturity date. During the quarter ended December 31,

2011, the closing price per share of the Company's Common Stock exceeded the conversion threshold for the periods during such quarter set forth in the Indenture. As a result, the Notes are convertible during the current quarter ending March 31, 2012. You may not elect to exercise your Put Right and also elect to convert your Notes. If you elected to exercise your Put Right with respect to your Notes, then you must first withdraw such election in order to convert your Notes. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

        If you elect to convert your Notes, you will receive shares of Common Stock, cash or a combination thereof, as described below. The conversion rate per $1,000 principal amount of Notes in effect at any given time is referred to as the "Applicable Conversion Rate" and will be subject to adjustment pursuant to the Indenture. The "Applicable Conversion Price" per share of Common Stock as of any given time is equal to $1,000 divided by the then Applicable Conversion Rate. If the Company calls any of the Notes for redemption, you may convert your Notes only from the date of notice of redemption until the close of business on the second business day prior to the Redemption Date. A Holder may convert fewer than all of such Holder's Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

        A Holder of a Note otherwise entitled to a fractional share upon conversion will receive cash equal to the applicable portion of the average of the Volume Weighted Average Prices of the Company's Common Stock for each of the ten consecutive Trading Days of the Conversion Reference Period, rounding to the nearest whole cent.

        Unless the Company has irrevocably elected to deliver cash up to the principal amount of the Notes converted, in which case the provisions described below regarding Net Share Settlement of the Notes will apply, upon conversion, Holders of Notes will be entitled to receive, for each $1,000 principal amount of Notes, a number of shares of the Company's Common Stock equal to the then Applicable Conversion Rate; provided that the Company may elect to pay cash in lieu of all or any portion of the shares of Common Stock otherwise issuable upon conversion of the Notes. The Company will give notice to Holders who have surrendered their Notes for conversion not later than two business days after the Conversion Date of its election to pay cash in lieu of all or a portion of the shares of Common Stock otherwise issuable upon conversion (and, if applicable, the percentage of each such share that will be so paid in cash). The amount of cash payable in respect of the shares of Common Stock otherwise issuable upon conversion will be equal to the product of (a) the percentage of each share of Common Stock to be paid in cash, as reflected in the Company's notice regarding settlement of the conversion, (b) the number of shares of Common Stock otherwise issuable upon such conversion, and (c) the average of the "Volume Weighted Average Price" of the Common Stock for the ten consecutive Trading Days commencing on the third Trading Day following the Conversion Date, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the relevant period.

        The "Volume Weighted Average Price" per share of the Company's Common Stock on any Trading Day means such price as displayed on Bloomberg (or any successor service) page "SM.N <equity> VAP" in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or if such price is unavailable, the market value of one share of the Company's Common Stock on such Trading Day determined by a nationally recognized independent investment banking firm retained for this purpose).

        A "Trading Day" is any day on which (i) there is no Market Disruption Event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if the Company's Common Stock is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Company's Common Stock is listed is open for trading, or, if the Common Stock is not listed on a national securities exchange, any business day. A "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        A "Market Disruption Event" means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Company's Common Stock or in any options, contracts or future contracts relating to the Company's Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        At any time prior to the maturity of the Notes, the Company has the option to unilaterally and irrevocably elect, by notice to the Trustee, to settle its obligation to deliver shares of Common Stock upon conversion in cash and, if applicable, shares of Common Stock as described below. If the Company has made such an election, then in lieu of the conversion settlement described above, upon conversion of any Note, a Holder will receive, for each $1,000 principal amount of Notes surrendered for conversion:

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  cash in an amount equal to the lesser of (1) $1,000 and (2) the Conversion Value, as defined below; and

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  if the Conversion Value is greater than $1,000, a number of shares of Common Stock, which the Company refers to as the "remaining shares," equal to the sum of the Daily Share Amounts, as defined below, for each of the ten consecutive Trading Days in the Conversion Reference Period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the Conversion Reference Period, subject to the Company's right to deliver cash in lieu of all or a portion of such remaining shares as described below.

        The "Conversion Value" means the average of the Daily Conversion Values, as defined below, for each of the ten consecutive Trading Days of the Conversion Reference Period.

        The "Daily Conversion Value" means, with respect to any Trading Day, the product of (1) the Applicable Conversion Rate and (2) the Volume Weighted Average Price of the Company's Common Stock on each such Trading Day.

        The "Conversion Reference Period" means:

  •
  for Notes that are converted after the Company has specified a Redemption Date, the ten consecutive Trading Days beginning on the third Trading Day following the Redemption Date (in the case of Notes being converted which were previously called for redemption, including a partial redemption, this will only apply to those Notes that are subject to redemption);

  •
  for Notes that are converted during the period beginning on the tenth Trading Day prior to the maturity date of the Notes, the ten consecutive Trading Days beginning on the third Trading Day following the maturity date; and

  •
  in all other instances, the ten consecutive Trading Days beginning on the third Trading Day following the Conversion Date.

        The "Conversion Date" with respect to a Note means the date on which the Holder of the Note has complied with all requirements under the Indenture to convert such Note.

        The "Daily Share Amount" means, for each Trading Day during the Conversion Reference Period and each $1,000 principal amount of Notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(Volume Weighted Average Price on such Trading Day X Applicable Conversion Rate) - $1,000
Volume Weighted Average Price on such Trading Day X 10

        On any day prior to the first Trading Day of the applicable Conversion Reference Period, the Company may specify a percentage of the Daily Share Amount that will be settled in cash (referred to as the "cash percentage"). If the Company elects to specify a cash percentage, the amount of cash that the Company will deliver in respect of each Trading Day in the applicable Conversion Reference Period will equal the product of: (1) the cash percentage, (2) the daily share amount for such Trading Day and (3) the Volume Weighted Average Price of the Company's Common Stock on such Trading Day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of the Company's Common Stock in such change of control). The number of shares deliverable in respect of each Trading Day in the applicable Conversion Reference Period will be a percentage of the Daily Share Amount equal to 100% minus the cash percentage. If the Company does not specify a cash percentage by the start of the applicable Conversion Reference Period, the Company must settle 100% of the Daily Share Amount for each Trading Day in the applicable Conversion Reference Period with shares of the Common Stock; provided, however, that the Company will pay cash in lieu of fractional shares otherwise issuable upon conversion of such Note.

          2.6    Market for the Notes and the Company's Common Stock.    There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of March 1, 2012, $287,500,000 in aggregate principal amount of the Notes was outstanding.

        As described above in Section 2.5, Holders have the right to exchange their Notes, in certain circumstances, for consideration with a value based in part on the value of the Common Stock over a ten Trading Day period. The Common Stock is listed on the NYSE under the symbol "SM." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE:

Quarter Ended	High	Low
December 31, 2011	$88.50	$53.45
September 30, 2011	85.55	60.52
June 30, 2011	78.55	61.37
March 31, 2011	75.00	54.59
December 31, 2010	$59.82	$37.30
September 30, 2010	44.93	33.80
June 30, 2010	49.13	35.29
March 31, 2010	38.18	30.70

        On February 29, 2012, the closing price of the Common Stock on the NYSE was $78.72 per share. As of February 29, 2012, there were approximately 64,135,114 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to exercise the Put Right.

          2.7    Redemption.    On or after April 6, 2012, the Company may at its option, on at least 30 days' and not more than 60 days' prior notice, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, and contingent interest, if any thereon, to, but excluding, the Redemption Date (the "Redemption Price"). You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is two Business Days prior to the Redemption Date. As of March 5, 2012, the Company has not issued a notice of redemption to Holders regarding its election to redeem the Notes.

          2.8    Ranking.    The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company's existing and future senior unsecured indebtedness, senior in right of payment to any future subordinated debt, effectively junior in right of payment to all of the Company's existing and any future secured debt, including the Company's credit facility, to the extent of the value of the assets securing such debt and effectively junior in right of payment to any existing or future debt and other liabilities of the Company's subsidiaries.

        3.    Procedures to be Followed by Holders Electing to Exercise the Put Right.    Holders will not be entitled to receive the Repurchase Price for their Notes unless they elect to exercise the Put Right by delivering their Put Right Purchase Notice on or before 5:00 p.m., New York City time, on March 30, 2012 and have not withdrawn the Put Right Purchase Notice by that time. Holders may exercise the Put Right Purchase Notice with respect to some or all of their Notes; however, any Put Right Purchase Notice must specify a principal amount of Notes to be purchased by the Company of $1,000 or an integral multiple thereof. If Holders do not elect to exercise the Put Right, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

          3.1    Method of Delivery.    The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC's ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a Put Right Purchase Notice that satisfies such Holder's notice requirements for its exercise of its Put Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

        HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL PUT RIGHT PURCHASE NOTICE.

          3.2    Agreement to be Bound by the Terms of the Put Right.    By exercising the Put Right with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

    •
    such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Put Right Notice;

    •
    you agree to all of the terms of this Put Right Notice;

    •
    you have received this Put Right Notice and acknowledge that this Put Right Notice provides the notice required pursuant to the Indenture;

    •
    upon the terms and subject to the conditions set forth in this Put Right Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company, its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Put Right Notice;

    •
    you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

    •
    you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

    •
    you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on March 30, 2012 for which a Put Right Purchase Notice has been delivered and not withdrawn prior to such time, will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Put Right Notice and related notice materials, as amended and supplemented from time to time;

    •
    surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on March 30, 2012; and

    •
    all authority conferred or agreed to be conferred pursuant to your exercise of the Put Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

          3.3    Exercise of Put Right; Delivery of Notes.

        Notes Held Through a Custodian.    If you wish to exercise the Put Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in "Notes Held by a DTC Participant" on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

        Notes Held by a DTC Participant.    If you are a DTC participant who wishes to exercise the Put Right with respect to any of your Notes, you must:

    •
    deliver to the Paying Agent's account at DTC through DTC's book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

    •
    electronically transmit your acceptance through DTC's ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

        In exercising the Put Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Right, including those set forth above under 3.2—"Agreement to be Bound by the Terms of the Put Right."

        Notes Held in Certificated Non-Global Form.    While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Right with respect to such Notes, any such Holder of the Notes must complete and sign a Put Right Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Put Right Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Put Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

        All signatures on a Put Right Purchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Put Right Purchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

        You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

        4.    Right of Withdrawal.    You may withdraw your previous exercise of the Put Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on March 30, 2012, which is the Business Day immediately prior to the Repurchase Date.

        Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on March 30, 2012. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on March 30, 2012.

        If after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a "Withdrawal

Notice") in accordance with Section 3.12 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on March 30, 2012.

        In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Holders are advised that if they timely surrender Notes for purchase under the Put Right, they are also permitted to withdraw such Notes after midnight, New York City time, on Tuesday, May 1, 2012 in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 10:00 a.m., New York City time, on April 2, 2012 the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn.

        You may exercise the Put Right with respect to Notes for which your election to exercise your Put Right had been previously withdrawn, by following the procedures described in Section 3 above. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

        You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on March 30, 2012.

        5.    Payment for Surrendered Notes.    We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on April 2, 2012, the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn, and the Paying Agent will promptly settle the trades through the facilities of DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Right is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of April 2, 2012 and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

        The total amount of consideration required by us to purchase all of the Notes is $287,500,000.

        6.    Notes Acquired.    Any Notes purchased by us pursuant to the Put Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.    Plans or Proposals of the Company.    Except as described below and as set forth in the Company's Annual Report for the year ended December 31, 2011, filed with the SEC on February 23, 2012, neither the Company, nor its directors and executive officers currently has any plans, proposals or negotiations that would be material to a Holder's decision to exercise the Put Right, which relate to or which would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or any of its subsidiaries;

  •
  any change in the present board of directors or management of the Company or any of its subsidiaries, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the corporate structure or business of the Company or any of its subsidiaries;

  •
  any class of equity securities of the Company or any of its subsidiaries to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity securities of the Company or any of its subsidiaries becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

  •
  any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

        8.    Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.    None of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes. During the 60 days preceding the date of this Put Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes. The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. None of the Company or any of its majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Put Right Notice, none of the Company or any of its subsidiaries has engaged in any transactions in the Notes.

        A list of the directors and executive officers of the Company and their addresses is attached to this Put Right Notice as Annex C.

        9.    Agreements Involving the Company's Securities.    The Company has entered into the following agreements relating to the Notes:

  •
  the Indenture; and

  •
  Registration Rights Agreement, dated as of April 4, 2007, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, for themselves and as representatives of the Initial Purchasers.

        There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes.

        10.    Material U.S. Federal Income Tax Considerations.    The following discussion summarizes material U.S. federal income tax considerations that may be relevant to the exercise of the Put Right. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the exercise of the Put Right. Any challenge by the IRS may materially and adversely impact your U.S. federal income tax consequences of the exercise of the Put Right. Furthermore, the U.S. federal income tax treatment of an exercise of the Put Right may be significantly modified by future legislative or administrative changes or court decisions. Any modification may be retroactively applied.

        This discussion is limited to holders who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of holders that may be subject to special rules, such as:

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use the mark-to-market method of accounting for their securities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding notes as part of a hedge, straddle, conversion, constructive sale or other "synthetic security" or integrated transaction;

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, and other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  foreign entities treated as domestic corporations for U.S. federal income tax purposes;

  •
  entities that are exempt from U.S. federal income tax; and

  •
  partnerships and other pass-through entities and holders of interests therein.

        If a partnership (or an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership considering the purchase of the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

INVESTORS CONSIDERING THE EXERCISE OF THE PUT RIGHT ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXERCISE OF THE PUT RIGHT UNDER U.S. FEDERAL

ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Material U.S. Federal Income Tax Consequences to U.S. Holders

        You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity classified as a corporation for U.S. federal tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

        Upon the redemption or repurchase of a note, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive, reduced by any net negative adjustment carryforward with respect to the notes and (ii) your adjusted tax basis in the notes. The amount of cash received by you upon redemption or repurchase of a note will be treated as a contingent payment and, under the indenture, by acceptance of a note or a beneficial interest in a note, you were and are deemed to have agreed to so treat the cash. Any gain you recognize upon the redemption or repurchase of a note generally will be treated as ordinary interest income. This differs from the tax rules applicable to convertible debt instruments that are not subject to the U.S. Treasury Regulations governing contingent payment debt instruments (the "Contingent Debt Regulations"). Any loss you recognize will be treated as ordinary loss to the extent of your prior net interest inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss, which will be long-term capital loss if you held the note for more than one year at the time of the redemption or repurchase of the note. The deductibility of capital losses is subject to limitations. If a capital loss from the redemption or repurchase of the notes meets certain thresholds, which are generally $10 million for corporate U.S. holders, other than S-corporations, and $2 million for other U.S. holders, you may be required to file a disclosure statement with the IRS.

        Special rules apply in determining the tax basis of a note. Your basis in a note will generally equal your original purchase price for the note, increased by interest you previously accrued on the note (determined without taking into account any adjustments to interest accruals due to actual payments with respect to the notes for a taxable year not being equal to projected payments for that taxable year) and reduced by the projected amount of any payments (contingent and non-contingent) previously scheduled to be made on the note under the projected payment schedule (regardless of whether any such projected contingent payments were actually made and regardless of the amount of any such contingent payments previously actually made). Your basis will also be increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. holder was required to make by reason of a difference between the tax basis of your notes and its adjusted issue price.

        Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to information reporting and U.S. federal backup withholding tax at the applicable statutory rate (currently 28%) if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against a

U.S. holder's U.S. federal income tax liability and may entitle a U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

        You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes (other than an entity treated as a partnership for U.S. federal tax purposes) that is not a U.S. holder.

        All payments on the notes made to you, including any gain realized on a redemption or repurchase of the notes (to be calculated including the amount of cash you receive), will be exempt from U.S. federal income or withholding tax provided that:

  •
  you do not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership you certify on IRS Form W-8BEN (or successor form), under penalties of perjury, that you are not a United States person and provide your name and address and otherwise satisfy applicable documentation requirements;

  •
  such payments and gain are not effectively connected with your conduct of a trade or business in the United States (and in the case of an applicable tax treaty, are not attributable to a permanent establishment maintained by you in the United States);

  •
  if you are an individual, you are present in the United States for fewer than 183 days in the taxable year of the disposition; and

  •
  you are a non-U.S. holder who owned, within the shorter of the five-year period preceding the date of such non-U.S. holder's disposition of a note or the non-U.S. holder's holding period in the note, notes with a value of 5% or less of our Common Stock as of the latest date such notes are acquired.

        If you fail to meet any of the conditions described in the first and second bullet points above, you generally will be subject to the 30% U.S. federal withholding tax with respect to payments of interest, including payments treated as interest, on the notes, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN or successor form claiming an exemption from or reduction in this withholding tax under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI or successor form stating that interest income recognized by you on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest income on your notes is effectively connected with your conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you generally will be subject to U.S. federal income tax on that interest income on a net income basis at the applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above, although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower rate as may be prescribed under an applicable tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest income on your notes will be included in your earnings and profits.

        If you are an individual who fails to meet the test described in the fourth bullet point above, except as otherwise provided by an applicable tax treaty, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the redemption or repurchase of the notes, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

        Generally, we must report annually to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld from those payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

        In general, you will not be subject to backup withholding with respect to payments made to you by us or our paying agent, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a United States person. In addition, you generally will not be subject to backup withholding or information reporting with respect to the proceeds of the redemption or repurchase of a note conducted through a U.S. broker or certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

        11.    Additional Information.    The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

  •
  The Annual Report on Form 10-K of the Company for the year ended December 31, 2011;

  •
  The Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2011;

  •
  The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed on November 12, 2002, including any amendments and reports filed for the purpose of updating such description; and

  •
  All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Put Right Notice and prior to the Repurchase Date (excluding any such documents or portions of such documents that are deemed "furnished" to the SEC pursuant to applicable rules and regulations).

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

        Notwithstanding the foregoing, the Schedule TO to which this Put Right Notice relates does not permit forward "incorporation by reference." Accordingly, if a material change occurs in the information set forth in this Put Right Notice, we will amend the Schedule TO accordingly.

        12.    No Solicitations.    The Company has not employed any person to make solicitations or recommendations in connection with the Put Right.

        13.    Definitions.    All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

        14.    Conflicts.    In the event of any conflict between this Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

        None of the Company, its board of directors or its executive management is making any recommendation to any Holder as to whether to exercise the Put Right or refrain from exercising the Put Right pursuant to this Put Right Notice. Each Holder must make such Holder's own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

 ANNEX A
FORM OF PUT RIGHT PURCHASE NOTICE

TO: Wells Fargo Bank, N.A., as Paying Agent

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:	In Person by Hand Only:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK, N.A. 12th Floor-Northstar East Bldg. Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402

        The undersigned registered holder of the Security designated below hereby irrevocably acknowledges receipt of a notice from SM Energy Company, a Delaware corporation (the "Company"), as to the occurrence of a Put Right Purchase Date with respect to the Company and requests and instructs the Company to purchase the entire principal amount of such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture dated as of April 4, 2007 between the Company and Wells Fargo Bank, N.A., as Trustee (the "Indenture"), at the Put Right Purchase Price. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Name of Holder:

Address and Zip Code of Holder:

Note Certificate Number (if applicable):

Aggregate principal amount to be purchased (if less than all, must be $1,000 or integral multiples thereof):

Aggregate principal amount that is not to be purchased:

Social Security or Other Taxpayer Identification Number of Holder:

Date:
Signature(s)

Signature(s) must be guaranteed by a qualified
guarantor institution with membership in an
approved signature guarantee program pursuant to
Rule 17Ad-15 under the Securities Exchange Act of
1934, as amended.

Signature Guaranty

        NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of the Security in every particular, without any alteration or change whatsoever.

A-1

 ANNEX B
FORM OF WITHDRAWAL NOTICE

TO: Wells Fargo Bank, N.A., as Paying Agent

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:	In Person by Hand Only:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK, N.A. 12th Floor-Northstar East Bldg. Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402

        The undersigned registered Holder of the Security designated below hereby withdraws its election to require SM Energy Company, a Delaware corporation (the "Company"), to repurchase such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture dated as of April 4, 2007, between the Company and Wells Fargo Bank, N.A., as Trustee (the "Indenture"). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

        NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of the Security in every particular, without any alteration or change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Aggregate principal amount to be withdrawn (if less than all, must be $1,000 or integral multiples thereof):

Aggregate principal amount that remains subject to the Put Right Purchase Notice (if less than all, must be $1,000 or integral multiples thereof):

Social Security or Other Taxpayer Identification Number of Holder:

Date:

Signature(s)

B-1

 ANNEX C
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
OF THE COMPANY

        The following tables set forth the names of each member of the Company's board of directors and each of the Company's executive officers:

Directors

Name	Title
William D. Sullivan	Chairman of the Board of Directors
Barbara M. Baumann	Director
Anthony J. Best	President, Chief Executive Officer and Director
Larry W. Bickle	Director
Stephen R. Brand	Director
William J. Gardiner	Director
Julio M. Quintana	Director
John M. Seidl	Director

Executive Officers (who are not Directors)

Name	Title
Javan D. Ottoson	Executive Vice President and Chief Operating Officer
A. Wade Pursell	Executive Vice President and Chief Financial Officer
David W. Copeland	Senior Vice President, General Counsel and Corporate Secretary
Gregory T. Leyendecker	Senior Vice President and Regional Manager
Mark D. Mueller	Senior Vice President and Regional Manager
Lehman E. Newton, III	Senior Vice President and Regional Manager
Paul M. Veatch	Senior Vice President and Regional Manager
Mark T. Solomon	Vice President—Controller
Dennis A. Zubieta	Vice President—Engineering and Evaluation

        The business address of each person set forth above is c/o SM Energy Company, 1775 Sherman Street, Suite 1200, Denver, Colorado 80203 and the telephone number is (303) 861-8140.

C-1

QuickLinks

  Exhibit (a)(1)(A)
PUT RIGHT NOTICE TO HOLDERS OF 3.50% SENIOR CONVERTIBLE NOTES DUE 2027 ISSUED BY SM ENERGY COMPANY CUSIP Numbers: 792228AE8 AND 792228AD0
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE PUT RIGHT
ANNEX A FORM OF PUT RIGHT PURCHASE NOTICE
ANNEX B FORM OF WITHDRAWAL NOTICE
ANNEX C BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY